EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
QuickLogic Corporation
Sunnyvale, California

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, and 333-208060), and Form S-3 (No. 333-215030) of our report dated March 9, 2017, relating to the consolidated financial statements of QuickLogic Corporation, and the effectiveness of internal control over financial reporting of QuickLogic Corporation, appearing in this Annual Report on Form 10-K for the year ended January 1, 2017.

/s/ Moss Adams LLP
San Francisco, California
March 9, 2017